================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Quickturn Design Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              [LOGO OF QUICKTURN]
                                                               November 4, 1998

Dear Fellow Quickturn Stockholder:

                MENTOR IS TRYING TO BUY QUICKTURN ON THE CHEAP
                            --AND MENTOR KNOWS IT!

  We believe Mentor Graphics recognizes how well-positioned Quickturn is for future growth, and that is exactly why Mentor has made a hostile bid for your Company. However, MENTOR'S DESIRE TO BUY QUICKTURN AT A "BARGAIN PRICE" SHOULD NOT COME AT THE EXPENSE OF YOU, QUICKTURN'S STOCKHOLDERS. Mentor has been urging you and other stockholders to tender your shares into an offer that your Board of Directors has determined is INADEQUATE AND NOT REFLECTIVE OF THE INHERENT VALUE OF YOUR COMPANY.

  Your Board considered, among other things, the historical trading prices of Quickturn's common stock, including the fact that MENTOR'S OFFER IS MORE THAN 25% BELOW THE STOCK'S HIGHEST CLOSING PRICE OVER THE LAST YEAR, and less than 4% above its average closing price during the same period.

                HERE'S WHAT MENTOR DOESN'T WANT YOU TO KNOW...

  What Mentor does not want you to know--and has fought in court/1/ to keep you from hearing--is that ONE OF MENTOR'S OWN ADVISORS DETERMINED THAT QUICKTURN'S VALUE IS WELL IN EXCESS OF MENTOR'S CURRENT OFFER.

  The highly respected consulting firm, Arthur Andersen, in a confidential report dated October 1997, said MENTOR'S PURCHASE OF QUICKTURN WOULD CREATE INCREMENTAL VALUE TO MENTOR OF $610 MILLION TO $640 MILLION--THAT'S NEARLY THREE TIMES THE AMOUNT MENTOR IS CURRENTLY OFFERING FOR YOUR COMPANY.

               WHOSE INTERESTS WILL MENTOR'S NOMINEES REPRESENT?

  One of Mentor's own advisors believed Quickturn's value to be substantially higher than the $12.125 per share offer currently on the table. Now Mentor is attempting to seek your vote at a special stockholders meeting to gain control of Quickturn by taking over your Board. Mentor is asking Quickturn stockholders to remove your current Board of Directors--who were elected by you, as Quickturn stockholders, in April of this year--and to replace them with Mentor's handpicked slate of director nominees. Once in control, Mentor has said its nominees intend to take all actions necessary to accept Mentor's bargain offer. Mentor also is trying to induce you to vote for three self-serving proposals submitted by Mentor. WE BELIEVE MENTOR'S NOMINEES WILL NOT REPRESENT THE BEST INTERESTS OF QUICKTURN'S STOCKHOLDERS.

  YOUR BOARD CONTINUES TO CHALLENGE THE VALIDITY AND LEGALITY OF MENTOR'S ATTEMPT TO CALL THE SPECIAL MEETING, and the ability to set the meeting and record date of that special meeting. Subject to the resolution of litigation between Quickturn and Mentor regarding these issues, QUICKTURN'S BOARD HAS SET FRIDAY, JANUARY 8, 1999 AS THE DATE FOR THE SPECIAL STOCKHOLDER MEETING, in accordance with Quickturn's bylaws.

--------
1 As part of the ongoing litigation between Mentor Graphics Corporation and Quickturn Design Systems, Mentor sought to block Quickturn from deposing Arthur Andersen and sought to prevent the introduction of the Arthur Andersen report at trial.

  WE STRONGLY URGE YOU NOT TO VOTE THE MENTOR GOLD PROXY CARD AND NOT TO TENDER YOUR SHARES TO THE INADEQUATE MENTOR OFFER.

  THE QUICKTURN BOARD HAS BEEN WORKING HARD ON BEHALF OF THE COMPANY AND ITS STOCKHOLDERS. Your Board's rejection of Mentor's offer affirms its continued confidence in Quickturn's future and its determination that stockholders should be given every opportunity to participate fully in that future.

                   PARTICIPATE IN QUICKTURN'S BRIGHT FUTURE

             VOTE THE BLUE PROXY CARD AGAINST THE MENTOR PROPOSALS

  Your Board urges you to vote the enclosed BLUE proxy card today!

On Behalf of the Board of Directors,

/s/ KEITH R. LOBO
Keith R. Lobo
Chief Executive Officer and President




                                   IMPORTANT

 1. REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD. PLEASE VOTE EACH BLUE PROXY CARD YOU RECEIVE SINCE EACH ACCOUNT IN WHICH YOU OWN SHARES MUST BE VOTED SEPARATELY. ONLY YOUR LATEST DATED PROXY CARD COUNTS.

 2. WE URGE YOU NOT TO RETURN ANY GOLD PROXY CARD SENT TO YOU BY MENTOR.

 3. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE DIRECT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT TO VOTE THE BLUE PROXY CARD AS RECOMMENDED BY THE BOARD OF DIRECTORS.

  IF YOU HAVE ANY QUESTIONS on how to vote your shares, please call our proxy solicitor:
                     Morrow & Co., Inc. at (800) 662-5200.